Exhibit 99.1

EMPLOYERS MUTUAL CASUALTY COMPANY

2008 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1

Purpose

The Employers Mutual Casualty Company ("EMCC") 2008 Employee Stock Purchase Plan ("Plan") is established by EMCC for the benefit of the Eligible Employees, as hereinafter defined, of EMCC. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase an interest in the future of EMCC and EMC Insurance Group Inc. (“EMC Group”) through the purchase of shares of Common Stock, as hereinafter defined, of EMC Group. Purchases of Common Stock under the Plan will take place through accumulated payroll deductions and/or lump sum cash contributions. The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended ("Code").

SECTION 2

Definitions

  2.1       Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

a.  “Administrative Beneficiary” shall mean a person designated or deemed as such pursuant to Section 6.3(a).

b.  "Business Day" shall mean any day on which the NASDAQ Stock Market is open for trading.

c.  "Cash Contribution" shall mean an Eligible Employee's contribution other than through payroll deduction, pursuant to Section 4.5.

d.  "Common Stock" shall mean the common stock of EMC Group and may be either stock owned by EMCC, purchased by EMCC on the open market or acquired by EMCC through means other than purchase on the open market.

e.  "Compensation" shall mean all EMCC compensation earned by the Eligible Employee, before any deductions or withholdings, but excluding any bonuses, contingent salary payments, commissions, overrides, moving allowances, overseas allowances, payments under this Plan or any other stock option or purchase plan and payments or compensation under any other employee benefit plan.

f.  "Custodian" shall mean any third-party administrator as may be selected by the EMCC Board.

g.  "Election Period" shall mean the period from January 1 through March 31, April 1 through June 30, July 1 through September 30 or October 1 through December 31. Each Election Period, notwithstanding anything to the contrary herein, shall end on the last Business Day of the Election Period.

h.  "Eligible Employee" shall include all full-time employees and part-time qualified employees of EMCC who are scheduled to work twenty (20) hours or more per week on a regular and on-going basis.

i.  "EMCC" shall mean Employers Mutual Casualty Company, an Iowa corporation, and any successor in a reorganization or similar transaction.

j.	"EMCC Board" shall mean the Board of Directors of EMCC.

k.  "EMC Group" shall mean EMC Insurance Group Inc., an Iowa corporation, and any successor in a reorganization or similar transaction.

l.	"EMC Group Board" shall mean the Board of Directors of EMC Group.
m.	"Exercise Date" shall mean the last Business Day of each Election Period.

n.  "Fair Market Value" shall mean, as of any date, the average price of Common Stock, which shall be calculated by adding the high trading price and low trading price of the day, as reported by the NASDAQ Stock Market, and dividing by two (2).

o.  "Individual Account" shall mean a separate account maintained by the Custodian for each Participant.

p.  "Participant" shall mean an Eligible Employee who elects to participate in the Plan by (i) executing and delivering, during the first twenty (20) days of the calendar month preceding the first (1st) day of an Election Period, a payroll deduction authorization to the Plan Administrator; or (ii) making a Cash Contribution as provided in Section 4.5. Notwithstanding, any Eligible Employee who is an insider pursuant to §16 of the Securities Exchange Act of 1934, as amended, must declare the Eligible Employee’s intention to participate in the Plan not less than six (6) months prior to the Exercise Date of the Election Period in which the Eligible Employee desires to participate by providing written notice of intent to the Plan Administrator.

q.  "Payroll Contributions" shall mean a Participant's after-tax contributions of Compensation by payroll deduction.

r.	"Plan Administrator" shall mean the EMCC Board.

s.  "Purchase Price" shall mean eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date.

t.  “Recipient Beneficiary” shall mean a person or persons designated or deemed as such pursuant to Section 6.3(b).

u.  "Terminating Event" shall mean a Participant's termination of employment by EMCC for any reason or any other event which causes the Participant to no longer be an Eligible Employee. A Terminating Event shall not include a termination of employment in the case of a sick leave or other bona fide leave of absence approved for purposes of this Plan by EMCC.

SECTION 3

Eligibility

  3.1       Eligibility for Participation. Any individual who is an Eligible Employee on the first (1st) day of the calendar month preceding the first (1st) day of an Election Period shall be eligible to participate in the Plan.

  3.2       Limitations. Any Eligible Employee who is otherwise eligible to participate in the Plan shall not be granted any right to purchase Common Stock under the Plan if:

a.  the Eligible Employee, after the right to purchase Common Stock is granted, would own shares of stock, as defined by Sections 423(b)(3) and 424(d) of the Code, possessing five percent (5%) or more of the combined voting power or value of all classes of stock of EMC Group; or

b.  the Eligible Employee, after the right to purchase Common Stock is granted, would have the right to purchase Common Stock under all employee stock purchase plans of EMCC which would accrue at a rate that exceeds $25,000 in Fair Market Value of such Common Stock, determined at the time the right is granted under this Plan, for each calendar year during which any such right granted to the Eligible Employee is outstanding at any time.

SECTION 4

Participation

4.1     Common Stock to be Issued. Subject to the provisions of this Section 4.1 and Section 6.6, the number of shares of Common Stock issuable pursuant to the Plan shall not exceed 500,000 shares.

4.2     Right to Purchase. Each person that is a Participant on the first (1st) Business Day of the Election Period shall be granted the right to purchase Common Stock on the Exercise Date with such Payroll Contributions or Cash Contribution as have been made by the Participant to the Participant's Individual Account during the Election Period in which the person is a Participant. All sums so accumulated during the Election Period shall be used by the Plan Administrator to purchase the number of shares of Common Stock which shall be determined by dividing the cash balance in the Participant's Individual Account as of the Exercise Date of each Election Period by the Purchase Price. Any fractional share shall be eliminated from the quotient. The Plan Administrator shall reduce, on a substantially proportionate basis, the number of shares of Common Stock to be purchased by each Participant on any Exercise Date in the event that the number of shares then available for purchase under the Plan is otherwise insufficient.

4.3     Individual Accounts. The Plan Administrator shall establish an Individual Account for each Participant, to which shall be credited (a) the amount of all Payroll Contributions or Cash Contributions made by the Participant and (b) the number of shares of Common Stock that are purchased by such Participant pursuant to the terms of the Plan. No interest shall accrue on any Payroll Contributions or Cash Contribution in any Individual Account.

4.4     Payroll Contributions. Payroll Contributions may be authorized by the Participant at a rate of not less than two percent (2%) and not more than ten percent (10%) of the Participant's Compensation by means of substantially equal payroll deductions divided over the Election Period. The withholding rate shall be a whole, and not a fractional, percentage. A Participant may change the withholding rate by executing a new payroll deduction authorization, which shall be effective for the next Election Period. Any Participant making Payroll Contributions is ineligible to make a Cash Contribution.

4.5     Cash Contribution. A Cash Contribution may be made by a Participant one (1) time during any Election Period; provided, however, that payment is made not less than thirty (30) days prior to the Exercise Date of the applicable Election Period. Any Cash Contribution and election to participate made hereunder by the Participant is irrevocable. A Cash Contribution may not be less than two percent (2%) or more than ten percent (10%) of the Participant's Compensation earned, or that the Plan Administrator estimates will be earned, during the applicable Election Period. Payment must be made in cash, by a personal check of the Participant or other cash equivalents acceptable to the Custodian.

4.6     Purchase of Common Stock. If an Eligible Employee is a Participant on the Exercise Date of the Election Period, then, on the Exercise Date, the Plan Administrator shall apply the cash balance of the Participant's Individual Account to the purchase of the number of whole shares of Common Stock determined under Section 4.2. The balance, if any, of the Participant's Individual Account in excess of the total Purchase Price of the whole shares purchased hereunder shall be carried over to the next Election Period, except that any such balance shall be returned to the Participant as soon as is reasonably possible if the Participant does not elect to participate in the Plan during the next Election Period.

4.7     Termination of Election. An election to participate may be terminated by the Participant cancelling the election or upon the occurrence of a Terminating Event.

a.  Termination by Cancellation. A Participant may, at any time prior to an Exercise date, cancel the Participant's election to participate through Payroll Contributions by delivering written notice of cancellation or written notice of termination of the payroll deduction authorization to the Plan Administrator. Upon cancellation of the election, the balance of the Participant's Individual Account shall be returned to the Participant. The Participant shall cease to be a Participant as of the date of delivery of the notice. Any Participant that elects to participate for the applicable Election Period by a Cash Contribution may not cancel the election for that Election Period.

b.  Termination by Retirement, Disability or Death. In the event of a Terminating Event resulting from a Participant's retirement, permanent disability (as determined by the Plan Administrator) or death, the Participant, or Participant's Administrative Beneficiary as the case may be, shall have the right to elect, by written notice given to the Plan Administrator at least fourteen (14) days prior to the next occurring Exercise Date:

(i)     to withdraw all of the cash balance and shares of Common Stock held in the Participant's Individual Account; or

(ii)    to continue the Participant's election to participate in the Plan through the remaining portion of the applicable Election Period during which the Terminating Event occurred.

In the event that the written notice required pursuant to this Section 4.7(b) is not received by the Plan Administrator, the Participant or the Participant's Administrative Beneficiary, as the case may be, shall be deemed to have elected to continue the election to participate, pursuant to Section 4.7(b)(ii).

c.  Termination of Employment. Except as otherwise provided herein, upon a Terminating Event, the Participant shall cease to participate in the Plan and the balance of the Participant's Individual Account shall be returned to the Participant. The Participant's right to elect shall be deemed cancelled as of the date of the Terminating Event and the Participant shall have no further rights under this Plan.

SECTION 5

Issuance of Certificates

  5.1       Issuance to Custodian. As soon as reasonably practicable after an Exercise Date, EMCC shall purchase shares of Common Stock with the balance of the Payroll Contributions and Cash Contributions in the Participant's Individual Account. All shares of Common Stock acquired pursuant to the Plan, however, shall be purchased by EMCC and issued in the form of non-certificated shares; i.e., book entry form. All shares of Common Stock so issued will be held by the Custodian and restricted from all forms of transfers by the Custodian for a period of one (1) year from and after the Exercise Date.

  5.2       Share Rights. During the time that the shares of Common Stock are maintained by the Custodian pursuant to Section 5.1, the Participant shall generally have the rights and privileges of a stockholder, including, but not limited to, the right to vote, to receive dividends and to have such shares participate in EMC Group's Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan, subject to such restrictions as the EMC Group Board may impose. Notwithstanding anything to the contrary, during the one (1) year time period that the shares of Common Stock are maintained by the Custodian, none of the Common Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the Participant.

  5.3       Distribution of Common Stock. At the expiration of the one (1) year holding period described in Section 5.1 or upon the occurrence of an event giving right to a right to distribution pursuant to Section 4.7, EMCC, within thirty (30) days of such expiration or termination, shall cause non-certificated shares to be electronically transferred to the Participant’s, or the Participant’s Recipient Beneficiary’s, designee, or, if requested in writing, shall cause certificates evidencing the Participant's ownership of the shares of Common Stock, to be issued to the Participant or the Participant's Recipient Beneficiary or provide notice to the Participant or the Participant's Administrative Beneficiary that the transfer restrictions imposed in Section 5.1 have been lifted.

SECTION 6

Miscellaneous Provisions

  6.1       Withholding. EMCC, or EMCC’s designee, may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which EMCC is required by law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with Payroll Contributions and the distribution of Common Stock pursuant to the Plan. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.

  6.2       Rights not Transferable. All Participants under this Plan shall have the same rights and privileges. Except as otherwise provided in Section 4.7(b), each Participant's rights and privileges under this Plan shall be exercisable during the Participant's lifetime and only by the Participant. None of the Participant's rights hereunder, nor any of the Common Stock held by the Custodian during the one (1) year holding period referenced in Section 5.1, may be sold, pledged, assigned or otherwise transferred in any manner whatsoever by the Participant, other than in accordance with Section 6.3, except by will or the laws of descent and distribution of the state in which the Participant is domiciled at the time of the Participant's death. In the event that any Participant violates the terms of this Section 6.2, the Participant's rights and obligations under this Plan shall be terminated by EMCC upon return to the Participant of the balance of the Participant's Individual Account.

6.3	Designation of Beneficiaries.

a.  Administrative Beneficiary. Each Participant may file with the Plan Administrator a written designation of an Administrative Beneficiary, whose sole duties shall be to provide the written notice required in Section 4.7(b) and to receive notice from the Plan Administrator of the lifting of the transfer restrictions pursuant to Section 5.3(c). The Administrative Beneficiary shall be an individual and may be a Recipient Beneficiary; however, the Participant may not designate more than one (1) Administrative Beneficiary. In the absence of an effective designation hereunder, the Participant's surviving spouse, if any, or the administrator of the Participant's estate shall be deemed to be the Administrative Beneficiary. Each designation of an Administrative Beneficiary made hereunder will (a) revoke all prior designations by the same Participant with respect to all elections to participate previously made, including, solely for the purposes of this Plan, any deemed designation; (b) be in a form prescribed by the Plan Administrator; and (c) be effective only when received by the Plan Administrator during the Participant's lifetime.

b.  Recipient Beneficiary. Each Participant may file with the Plan Administrator a written designation of a Recipient Beneficiary who is to receive any Common Stock, or portion thereof, registered in the name of the Participant solely or as tenant-in-common and any cash balance in the Participant's Individual Account following the Participant's death. If a Participant shall not have designated any Recipient Beneficiary under this Plan, the Participant's Recipient Beneficiary shall be deemed to be to be the person or persons designated by the Participant as the primary beneficiary under EMCC's group life insurance plan. Each designation made hereunder will (a) revoke all prior designations by the same Participant with respect to all elections to participate previously made, including, solely for the purposes of this Plan, any deemed designation; (b) be in a form prescribed by the Plan Administrator; and (c) be effective only when received by the Plan Administrator during the Participant's lifetime. In the absence of any effective designation hereunder, including a deemed designation, any Common Stock, or portion thereof, registered in the name of the Participant solely or as tenant-in-common and any cash balance in the Participant's Individual Account following the Participant's death shall be transferred or paid to the Participant's surviving spouse, if any, or to the Participant's estate. Upon the death of a Participant, a Recipient Beneficiary, or a spouse entitled under this Section 6.3(b), shall provide proof of identity and existence to the Plan Administrator. No designated Recipient Beneficiary shall, prior to the death of a Participant, acquire any interest in the Common Stock or cash credited to a Participant under the Plan.

    6.4      Employment Rights. Neither the adoption of this Plan nor any of the provisions hereof shall confer upon any Participant any right to continue employment with EMCC or affect in any way the right of EMCC to terminate the employment of a Participant at any time.

    6.5      Change in Capitalization. In the event of (a) a Common Stock dividend, (b) a Common Stock split, (c) a reclassification of Common Stock or (d) any other change in the authorized number or par value of the Common Stock, then the remaining number of shares of Common Stock provided under Section 4.1 which have not been sold to Participants shall be appropriately adjusted by the EMCC Board, whose determination shall be binding on all persons. In the event of a merger in which EMC Group is not the surviving corporation or, in the event of a sale or transfer of all or substantially all of EMC Group's assets (other than by the grant of a mortgage or security interest), all outstanding rights of Participants to purchase Common Stock under Section 4.2 shall terminate; provided that, prior to the effective date of such merger or sale or transfer of assets, the EMCC Board shall either (x) return the balance of all Plan Individual Accounts and terminate all Participant rights hereunder, or (y) accelerate the Exercise Date of the then current Election Period, or (z) if there is a surviving or acquiring entity other than EMC Group, arrange to have that entity, or an affiliate of that entity, grant to the Participants the right to participate in a stock purchase plan of that entity which has substantially equivalent terms and conditions as this Plan, as determined by the EMCC Board. In the event of (x) or (y) above, the one (1) year holding period referenced in Section 5.1 shall be terminated and EMCC shall provide appropriate notice of such termination to the Custodian in order to allow for the release and distribution of any Common Stock certificate(s) then being held in custody, and/or to allow for the removal of any transfer restrictions previously placed on Common Stock held in the form of non-certificated shares.

    6.6      Administration of the Plan. The Plan shall be administered by the EMCC Board. Any members of the EMCC Board who are eligible to participate in the Plan will abstain from voting on Plan administration matters. A majority vote of the non-employee members of the EMCC Board members will be required to take any action required under the Plan. The Plan Administrator shall have the authority, not inconsistent with the express provisions of the Plan, to take all action necessary or appropriate hereunder, to establish appropriate rules and regulations relating to the Plan, to interpret its provisions and to decide all questions and resolve all disputes which may arise in connection therewith. Such determinations shall be conclusive and shall bind all parties, including Participants and any and all persons claiming rights and privileges under or through any Participant. The Plan Administrator may, in its discretion, delegate its authority, or any portion thereof, under this Section 6.6, including, but not limited to the power to amend the Plan for the purpose of satisfying requirements arising from changes in applicable laws or regulations, to a separate administrator for the day-to-day operation of the Plan.

    6.7      Amendment of Plan. The EMCC Board may from time to time amend the Plan in any respect, including, but not limited to, amending the Plan for the and for other purposes which may at the time be permitted by law. However, no such amendment, except to the extent explicitly required or permitted herein, will, without the prior approval of the stockholders of EMC Group and the policyholders of EMCC (a) increase the maximum number of shares of Common Stock available under the Plan; (b) reduce the Purchase Price of Common Stock issuable under the Plan; (c) cause Participant's rights to purchase Common Stock under the Plan to fail to meet the requirements of Section 423 of the Code; (d) amend the provisions of this Section 6.7; or (e) adversely effect the right of a Participant, without the consent of the Participant, to purchase Common Stock during an Election Period after such Participant has elected to participate for that Election Period. Notwithstanding anything to the contrary, the EMCC Board may, without the prior approval of the stockholders of EMC Group and policyholders of EMCC, increase the number of shares of Common Stock which may be issued under the Plan to reflect adjustments made pursuant to Section 6.5.

    6.8      Termination of Plan. The Plan may be permanently terminated or temporarily suspended at any time by the EMCC Board. No such termination or suspension of the Plan shall adversely affect the rights and privileges of any Participant that elected to participate during the Election Period in which the termination or suspension occurred. Any such termination or suspension shall be effective as of the Exercise Date of the then current Election Period.

    6.9      Custodial Arrangement. All cash and Common Stock allocated to a Participant's Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Participant with respect to such cash and Common Stock. Nothing contained in this Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between EMCC, its officers or the EMCC Board and the Participant or any other person or entity.

    6.10    No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of EMCC to establish other plans.

    6.11    No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect EMCC's or EMC Group's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure; (b) to merge or consolidate; (c) to dissolve, liquidate, sell or transfer all or any part of its business or assets; or (d) except as provided in Section 6.7, to limit the right or power of EMCC, EMC Group or any of the subsidiaries or affiliates of either to take any action which such entity deems to be necessary or appropriate.

    6.12    Approval of Stockholders and Policyholders. The Plan shall be subject to the approval of the stockholders of EMC Group and the policyholders of EMCC, which approvals shall be secured within twelve (12) months after the date of the Plan is adopted by the EMCC Board.

    6.13    Effective Date. This Plan shall become effective on June 1, 2008, with the first Election Period commencing on July 1, 2008.

    6.14    Titles. Titles of sections and subsections are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

    6.15    Governing Law. This Plan and all the rights and obligations herein shall be construed in accordance with and governed by the laws of the State of Iowa, without regard to principals of conflicts of laws.

Dated: March 12, 2008